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                                                                    EXHIBIT 99.2

                              [Stockholder Letter]

                     [Name, Address & Tel. # of Stockholder]

___________, 2003


Name & Address of Broker
Attention: ___________________

Re:      Account No. _________________

Dear Sir/Madame:

I currently own, through the above-referenced account with your firm, _________ shares of JAG Media Holdings, Inc. ("JAG Media") Class A common stock (JGMHA) [and ______ shares of JAG Media Series 1 Class B common stock - Note: only include language in brackets regarding Series 1 Class B shares if you currently own Series 1 Class B shares but did not receive a certificate for such shares].

I am hereby requesting that you send to me immediately at my address set forth above certificate(s) representing my ownership interest in all JAG Media shares which I own through your firm. If there is an administrative charge for certificating my holdings, you are hereby authorized to deduct that cost from my account provided that such administrative fee does not exceed $25.00. If there is insufficient cash in my account to cover any such administrative fee, please contact me immediately and I will forward a check to you for such fee.

It is my understanding that as soon as you submit this request to DTC, DTC will provide the appropriate notice to the company's transfer agent so the applicable certificates can be issued. Please process this request on an expedited basis. Note that a delay in your performance of my request may result in a delay in my receipt of a stock dividend recently declared by JAG Media.

If for any reason you do not anticipate being able to obtain my certificates with two weeks after your receipt of this letter, please contact me immediately to apprise me of the reason for such delay and the anticipated delivery date of the certificates.

Sincerely yours,


Stockholder's Name


Cc:   JAG Media Holdings, Inc.
      6865 S.W. 18th Street, Suite B13
      Boca Raton, FL 33433


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